NVE and Pacesetter Confidential

Amendment No. 5 to Supplier Partnering Agreement

This Amendment No. 5 (“Amendment No. 5”) to Supplier Partnering Agreement dated January 1, 2006 (as previously amended, the “Agreement”) by and between Pacesetter, Inc., 15900 Valley View Court, Sylmar, California 91342-3577 (“Buyer”), and NVE Corporation, 11409 Valley View Road, Eden Prairie, MN  55344-3617 (“Seller”), is executed by and between Buyer and Seller. Buyer and Seller hereby agree to amend the Agreement as follows:

1.	Section 1, Term of Agreement, is hereby deleted and replaced with the following:
1.	Term of Agreement. This Agreement begins on January 1, 2006, and will remain in force through January 1, 2021, unless terminated earlier.
2.	The following is hereby added to the end of Section 2, Purchase orders, of the Agreement, as follows:
Except as set forth below in this Section 2, Buyer’s responsibility for purchases under this Agreement is limited to purchase orders placed by Buyer. In the event that termination of the Agreement is by Buyer pursuant to Section 11.1, then Buyer shall (at its sole option) either (i) purchase from Seller all actual Seller inventory up to the required Seller inventory levels and all work-in-progress and material created or purchased due to Buyer’s inventory requirements within 180 days of such termination; or (ii) purchase the actual Seller inventory and require that Seller process to completion (and then purchase the completed inventory from Seller) additional inventory up to the required Seller inventory amounts established pursuant to Attachment 1 of Agreement. Except as otherwise expressly provided in this Agreement, Buyer shall have no liability or responsibility for the cost of any actual Seller inventory or other materials or labor incurred by or on behalf of Seller prior to, during, or after the term of this Agreement.

3.	Prices shall be negotiated in good faith effective January 1 each calendar year in the amended term of this Agreement. Section 6.2 of the Agreement is hereby amended so that the price adjustment provision contained in the third bullet of Section 6.2 applies to each year during the term of this Agreement as amended.

4.	The following new Section 10, Inspections / Compliance with Law, and Section 11, Termination, are hereby added to the Agreement as follows, with the remaining Section 10 of the Agreement renumbered accordingly including any references thereto:

10.	Inspections / Compliance with Law.
	10.1	During the Term, Buyer and any affiliate of Buyer shall have the right, during normal business hours and upon

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reasonable prior notice, to have employees or representatives conduct compliance inspections or other inspections, audits and investigations to ensure that Seller’s handling, production, testing, storage and shipping of product complies with all applicable Laws including, without limitation, QSR; provided, however, that such inspection, audit or investigation shall not unreasonably interfere with the operations at the production facility. Seller shall cooperate in any such inspection, audit or investigation conducted by Buyer, any of its affiliates or designees.

10.2	Further, upon reasonable prior notice to Seller, Buyer shall also have the right to: (i) observe and inspect Seller’s manufacture of the product and the manner in which Seller conducts quality control of the products, (ii) inspect Seller’s plant and records relating to Seller’s quality and other controls related to its manufacture of the product, and (iii) review all batch reports, device history files and related documents. Seller shall make such books and records available to Buyer and permit Buyer to make extracts from or copies of such books and records for such purposes.

10.3	Seller shall notify Buyer immediately upon receipt of any notice of inspection by any Governmental Authority related to any aspect of the manufacture of the product and shall provide Buyer with a copy of the results of any such inspection or observation (whether oral or written) promptly after Seller’s receipt thereof. In addition, Buyer shall have the right to have a representative present at any such portion of the inspection involving the product.

10.4	Seller shall, in performing its obligations under this Agreement, comply with all applicable existing and future laws, regulations, and acts of any applicable government, including the United States, (“Laws”) and with the highest ethical standards of business conduct, including without limitation the United States Foreign Corrupt Practices Act of 1977 as amended and the Anti-Boycott Laws, including without limitation the Export Administration Act and the Ribicoff Amendment to the 1976 Tax Reform Act (TRA) as well as applicable country of origin marking requirements under applicable Laws. Further, Seller shall take no action on behalf of Buyer, which would cause Buyer to be in violation of applicable Laws. Specifically, Seller agrees not to make, directly or indirectly, any offer,

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payment, promise to pay or authorization of the payment of any money, gift or other thing of value to any person who is an official, agent, employee or representative of any government, including the United States or any ministry, agency, office, department or other instrumentality thereof that is a customer of Seller or Buyer, or of any private customer, or to any other person while knowing or having reason to believe that all or any portion of such money, gift or thing of value would or will be offered, given or promised, directly or indirectly, to any such official, agent, employee, representative or private customer in violation of the laws, regulations and acts described in this Section. Upon request, or should Buyer ever become the subject of an audit or investigation by a US, European or other governmental authority, including under any anti-boycott regulations, anti-bribery legislation, or related export legislation, the Seller agrees to cooperate fully with Buyer in connection with such investigation and to provide such information and records to Buyer with respect to Seller’s activities under this Agreement as may be reasonably requested by Buyer.

10.5	Seller continuously monitors the materials it uses in the manufacturing process and manufacturing process controls for compliance with the European Union Registration, Evaluation, Authorization and Restriction of Chemical Substances (Directive 2006/1907/EC) (“REACh”), and shall provide (at no cost) a declaration that states Seller is REACh compliant to Buyer upon written request. Seller certifies that the materials incorporated into the Component(s): (i) comply with the laws regarding slavery and human trafficking of the country or countries in which it does business and that it is also in compliance with all applicable laws (including but not limited to California Civil Code Section 1714.43) and (ii) do not contain any “conflict minerals” originating from the Democratic Republic of the Congo or an adjoining country as more fully set forth in Section 1502 (et seq.) of the Dodd-Frank Act and corresponding regulations (collectively, the “Dodd-Frank Act”). Seller further agrees to provide (at no cost) an appropriate declaration and information to Buyer upon written request in order to assist Buyer with reporting and compliance pursuant to the Dodd-Frank Act.

10.6	Buyer hereby incorporates by reference any Federal Acquisition Regulations (FAR) clauses at 48 CFR Part 52
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that are in effect as of the date of this Agreement as well as any Defense Federal Acquisition Regulations (DFARS) clauses at 48 CFR Part 252, as applicable, including the clauses required to be flowed down pursuant to FAR 52.212-5(e)(1) and FAR 52.244-6. Seller also represents and warrants that it complies with all regulations relating to Small Business Subcontracting, including FAR 52.219-8.

10.7	Buyer is an equal opportunity employer and federal contractor or subcontractor. Consequently, the parties agree that, as applicable, they will abide by the requirements of 41 CFR 60-1.4(a), 41 CFR 60-300.5(a) and 41 CFR 60-741.5(a) and that these laws are incorporated herein by reference. These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, creed, religion, sex, national origin, marital status, age, citizenship, sexual orientation, gender identity and/or gender expression or status with respect to public assistance. These regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, creed, religion, sex, national origin, marital status, age, citizenship, sexual orientation, gender identity and/or gender expression or status with respect to public assistance, protected veteran or disability status. The parties also agree that, as applicable, they will abide by the requirements of Executive Order 13496 (29 CFR Part 471, Appendix A to Subpart A), relating to the notice of employee rights under federal labor laws.

11.	Termination.
	11.1	Buyer may terminate this Agreement at any time upon sixty (60) days’ prior written notice to Seller.
	11.2	This Agreement may be terminated by either party if:
(a)	the other party is in material breach of any material term or obligation of this Agreement and such material breach is not cured within thirty (30) days after receipt of written notice of such material breach from the terminating party; or

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(b)	the other party is adjudicated insolvent, has a receiver of its assets or property appointed, or files or has filed against it a petition in bankruptcy and such breach is not cured within thirty (30) days of such event; or

	(c)	the other party ceases or threatens to cease to carry on all or any substantial part of its business that is relevant to this Agreement.
11.3	The parties’ obligations pursuant to Sections 2, 6, and 8-12 shall survive termination or expiration of this Agreement.
11.4	Any termination shall be without prejudice to any other right or remedy afforded to either party under this Agreement and will not affect any rights or obligations, which have arisen prior to the date of such termination.

5.	The product proprietary technology placed in escrow by Seller pursuant to Attachment 4 of the Escrow Agreement is hereby deleted in its entirety and superseded and replaced by new Attachment 4 attached to this Amendment No. 5 as Exhibit A and incorporated by reference to the Agreement.

6.	Additional product proprietary technology will be placed in escrow by Seller pursuant to Section 10.10 of the Agreement within 120 days of execution of this Amendment No. 5 and shall include the materials identified in new Attachment 5 to the Escrow Agreement attached to this Amendment No. 5 as Exhibit B and incorporated by reference to the Agreement. The parties agree to cooperate to update the Escrow Agreement to incorporate the revisions and additions set forth in Attachments 4 and 5 within 120 days of the execution of this Amendment No. 5.

7.	Except as expressly amended above, all other terms and conditions of the Agreement as amended will continue in full force and effect without change or modification.
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IN WITNESS OF THIS AGREEMENT, the parties have signed below by their authorized officers, effective as of the later date below:

PACESETTER, INC.	NVE CORPORATION

By: /s/ CARL CADWALLADER	By: /s/ DANIEL A. BAKER
Carl Cadwallader Vice President Process Development and Infrastructure Date: 4/20/16	Daniel A. Baker President & CEO Date: 4/18/16

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Exhibit A

(ATTACHMENT 4)

Document Number	Document Title	Notes:
1	Key Equipment Needed to Build St. Jude Die
2	Multilayer Blank Wafer Process - Materials Checklist
3	NVE Specification 12003
4	NVE Specification 12081
5	NVE Specification 12086
6	NVE Specification 12084
7	NVE Specification 12082
8	NVE Specification 12092
9	NVE Specification 12088
10	NVE Specification 12068
11	NVE Specification 12065
12	NVE Specification 12085
13	NVE Specification 12051
14	NVE Specification 12053
15	NVE Specification 12052
16	NVE Specification 12055
17	NVE Specification 12054
18	NVE Specification 12039
19	NVE Specification 12042
20	NVE Specification 12073
21	NVE Specification 12043
22	NVE Specification 12044
23	NVE Specification 12059
24	NVE Specification 12049
25	NVE Specification 12058
26	NVE Specification 12057
27	NVE Specification 12062
28	NVE Specification 12061
29	NVE Specification 12063
30	NVE Specification 12066
31	NVE Specification 12218
32	NVE Specification 12275
33	NVE Specification 12298
34	Runcard 8001
35	Runcard 8011_E
36	NVE Specification 10311
37	NVE Specification 6201
38	NVE Specification 06311
39	Note on Letters of Authorization
40	NVE SpecificationCS.BA010_K	Updated May 2015; will be updated in May 2016 with BA012 Information
41	NVE Specification SN09001_M	Updated May 2015
42	NVE Specification SN09003_C	Updated May 2015
43	NVE SpecificationSN2008_B	Updated May 2015
44	NVE Specification SN02007_B	Updated May 2015
45	NVE Specification SN2006_B	Updated May 2015
46	NVE Specification SN02109_A	Updated May 2015
47	NVE Specification SN2002_J	Updated May 2015
48	NVE Specification 01108_C	Updated May 2015
49	NVE Specification SN 06311_B	Updated May 2015
50	NVE Specification 2108_A	Updated May 2015
51	NVE Specification SN02107_A	Updated May 2015
52	NVE Specification 1004A	Updated May 2015
53	NVE Specification SN02003E	Updated May 2015
54	NVE Specification SN05013_A	Updated May 2015

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Exhibit B

(ATTACHMENT 5)
NVE Specification QA-00-055	To be added in May 2016
NVE Specification QA-00-054	To be added in May 2016

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